EXHIBIT 99.1

[PARADIGM GENETICS, INC. LOGO]

Press Release

For further information, please contact:

Paradigm Genetics, Inc. Melissa Matson Director, Corporate Communications 919-425-3000	Noonan Russo Presence Euro RSCG Brian Ritchie/Mark Vincent 212-845-4200

PARADIGM GENETICS ANNOUNCES

2003 FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

—Year 2003 revenues up 23%, expenses down 12%, cash burn down 77%—

RESEARCH TRIANGLE PARK, NC, February 19, 2004 — Paradigm Genetics, Inc. (Nasdaq: PDGM), a biotechnology company, today reported financial results for the quarter and year ended December 31, 2003. The Company reported improved revenues, reduced expenses and reduced cash burn for the fourth quarter and year 2003, as compared to the same periods in 2002.

Paradigm Genetics reported a fourth quarter 2003 net loss of $2.2 million, or $0.07 per common share, which was in line with earlier guidance provided by the company of $0.04 to $0.07 loss per common share. This represents an improvement over the fourth quarter 2002 net loss of $9.3 million, or $0.29 per common share. The fourth quarter 2002 results included losses from discontinued operations of $2.7 million, or $0.09 per common share, resulting from the Company’s 2002 divestiture of its ParaGen plant genotyping business.

Total revenues for the fourth quarter 2003 increased to $5.5 million compared to $1.9 million in the fourth quarter 2002, a quarter during which the Company worked with the Monsanto Company to refocus the scope of its research collaboration, resulting in delayed revenue recognition for Paradigm. Fourth quarter 2003 revenue improvements were primarily due to increases in revenue from its National Institute of Environmental Health Sciences (NIEHS) and Monsanto contracts and an Advanced Technology Program (ATP) grant, partially offset by previously completed commercial agreements.

Total operating expenses for the fourth quarter 2003 decreased to $7.7 million compared to $8.5 million in fourth quarter 2002, due primarily to continued cost controls and productivity gains. Some of the savings from productivity gains have been reinvested to accelerate current R&D programs in agriculture and human health.

As of December 31, 2003, the Company reported unrestricted cash and investments in the amount of $16.3 million, in the form of cash, cash equivalents, short- and long-term investments. This balance compares favorably to its guidance of $13 to15 million and reflects the benefits of the Company’s ongoing cost control and cash management activities.

The Company reported that for the year 2003, revenues increased 23% to $21.1 million compared to $17.2 million for the same period in 2002. Expenses for the year decreased 12% to $32.8 million compared to $37.3 million, and the net decrease in cash, cash equivalents and investments (“cash burn”) was reduced by 77% to $4.9 million from $21.8 million.

“I view 2003 as the year in which we achieved a critical transformation of our company –financially, commercially and strategically,” said Heinrich Gugger, Ph.D., President and CEO of Paradigm Genetics. “We significantly improved our financial health. We reinvigorated our agricultural endeavors not only by signing significant profit generating commercial contracts with Pioneer/Dupont and Bayer CropScience, but also by launching promising internal research projects targeting proprietary product concepts in the area of chemical genetics. And we made excellent progress in our human health program. The acquisition of TissueInformatics, which we expect to close during the first quarter, will further propel us toward the creation of a truly unique integrated systems biology offering.”

Gugger continued, “Looking into 2004, we want to build on this new momentum. In agriculture, we will continue to broaden and deepen our customer base using the foundation of our enhanced platform capabilities. In human health, we should see significant impact of our acquisition of TissueInformatics, which brings us not only powerful technology and an emerging product and sales pipeline but also key people with the extensive medical, business development and sales experience in the pharmaceutical sector that Paradigm has been seeking. I am truly excited for our shareholders, employees, partners and customers as we build the leading systems biology company.”

Fourth Quarter 2003 Commercial Contracts

Paradigm Genetics reported the following commercial contracts in agriculture during the fourth quarter 2003:

•	Extension of its collaboration with Bayer CropScience taking the partnership through September 2006. This extension underscores the vital role Paradigm Genetics plays in Bayer CropScience herbicide discovery program.

•	Fungicide evaluation agreement with Bayer CropScience, whereby Bayer will test several fungicidal compounds validated by Paradigm Genetics. This agreement represents a first step in commercializing the Company’s proprietary fungicide assets.

•	Three-year, $9 million dollar collaboration with Pioneer/Dupont to identify genes that influence crop traits. The company will leverage its high-throughput GeneFunction Factory® for this work.

On the healthcare side, Paradigm Genetics entered into two proof-of-concept agreements, one with a major pharmaceutical company and one with a leading biotechnology company. These agreements highlight the company’s initial success in penetrating the pharmaceutical industry and lay the groundwork for significant future healthcare collaborations.

About Paradigm Genetics Paradigm Genetics is a biotechnology company applying a unique systems biology approach to life sciences discovery. The Company is focused on the discovery and validation of genes, targets and biomarkers for product development in the pharmaceutical and agricultural industries, with an internal focus on metabolic disorders, pathway engineering and chemical genetics. The Company also provides value-added services in microarray processing (Paradigm Array Labs™), gene-based discovery (GeneFunctionFactory®) and high throughput assay development. Paradigm Genetics has five major customers: Bayer CropScience, Monsanto Company, the National Institute of Environmental Health Sciences, the National Institute of

Standards & Technology’s Advanced Technology Program and Pioneer Hi-Bred International. For more information, visit www.paradigmgenetics.com.

Quarterly Conference Call

Paradigm will host a conference call at 8:30 a.m. ET on Friday, February 20, 2004 to review financial results for the three months and year ended December 31, 2003. This call will be webcast via the Internet at www.paradigmgenetics.com, where any supplemental financial information will be available, and will be accessible through the investor relations section and homepage of Paradigm’s web site. To listen to the call via telephone, dial 800-478-6251 (U.S. and Canadian callers) or 913-981-5558 (international callers) and enter conference ID #778329. A taped replay will be available at the same number from 11:30 a.m. on February 20, 2004 through midnight on February 23, 2004.

Financial Charts Follow

PARADIGM GENETICS, INC. CONDENSED STATEMENTS OF OPERATIONS
	Three Months Ended
	December 31, (Unaudited)		Year Ended December 31,
	2003	2002	2003	2002
Revenues:
Revenues from commercial and government contracts	$4,872,000	$1,632,000	$19,128,000	$16,823,000
Grant revenues	594,000	284,000	2,003,000	360,000
Total revenue	5,466,000	1,916,000	21,131,000	17,183,000

Operating expenses:
Research and development (includes $42,000 and $74,000 of stock based compensation expense for the three months ended December 31, 2003 and 2002, respectively, and includes $420,000 and $346,000 of stock based compensation expense for the twelve months ended December 31, 2003 and 2002, respectively)	5,971,000	5,674,000	24,489,000	26,386,000

Selling, general and administrative (includes $39,000 and $46,000 of stock based compensation expense for the three months ended December 31, 2003 and 2002, respectively, and includes $473,000 and $317,000 of stock based compensation expense for the twelve months ended December 31, 2003 and 2002, respectively)	1,690,000	2,851,000	8,268,000	10,909,000

Total operating expenses	7,661,000	8,525,000	32,757,000	37,295,000

Loss from operations	(2,195,000)	(6,609,000)	(11,626,000)	(20,112,000)

Other interest income (expense), net	(36,000)	31,000	(492,000)	(184,000)

Net loss from continuing operations	(2,231,000)	(6,578,000)	(12,118,000)	(20,296,000)

Discontinued operations	23,000	(2,734,000)	(37,000)	(3,174,000)

Net loss attributable to common stockholders	$(2,208,000)	$(9,312,000)	$(12,155,000)	$(23,470,000)

Net loss per share—basic and diluted

Loss from continuing operations	$(0.07)	$(0.21)	$(0.38)	$(0.63)

Income (loss) from discontinued operations	0.00	(0.09)	(0.00)	(0.10)

Net loss per common share	$(0.07)	$(0.29)	$(0.38)	$(0.73)

Weighted average common shares outstanding—basic and diluted	32,557,000	32,019,000	32,313,000	31,974,000

Paradigm Genetics, Inc.

2002 Year End Results

Condensed Balance Sheet Data

	December 31, 2003	December 31, 2002
Assets:
Cash, cash equivalents, short-term investments	$10,215,000	$10,909,000
Other current assets	4,006,000	6,500,000
Total Current Assets	14,221,000	17,409,000
Long term investments in marketable securities	6,069,000	10,323,000
Property plant & equipment net	17,337,000	22,431,000
Other noncurrent assets	1,827,000	2,459,000
Total Assets	$39,454,000	$52,622,000
Liabilities and Stockholders’ Equity:
Current liabilities	16,093,000	18,557,000
Long-term obligations	3,847,000	3,378,000
Stockholders’ equity	19,514,000	30,687,000
Total Liabilities and Stockholders’ Equity	$39,454,000	$52,622,000

Paradigm Genetics, Inc.

Supplemental Information Re: Increase/(Decrease) in Cash, Cash Equivalents,

Short—Term and Long—Term Investments (See Note Below)

(Unaudited)

	Three Months Ended December 31, 2003		Year Ended December 31, 2003
	2003	2002	2003	2002
Net cash provided by (used in) operating activities	$64,000	$(524,000)	$(5,441,000)	$(13,330,000)

Net cash (used in) provided by investing activities, excluding purchases and maturities of short-term and long-term investments	(83,000)	(533,000)	(325,000)	(1,064,000)

Net cash provided by (used in) financing activities	275,000	(1,171,000)	819,000	(7,366,000)

Net increase (decrease) in cash, cash equivalents, short-term investments and long-term investments	256,000	(2,228,000)	(4,947,000)	(21,760,000)

Cash, cash equivalents, short-term investments and long term investments, beginning of period	16,029,000	23,460,000	21,232,000	42,992,000

Cash, cash equivalents, short-term investments and long term investments, end of period	$16,285,000	$21,232,000	$16,285,000	$21,232,000

Note: The above presentation of the change in cash and investments is not meant to be in accordance with generally accepted accounting principles (“GAAP”) in the U.S. GAAP requires the presentation of a statement of cash flows only (i.e., excluding changes in short and long-

term investments). In order to fully assess the Company’s liquidity position, management believes that the cash flow measure presented above, which includes Short-Term and Long-Term Investments, is an appropriate measure for evaluating the Company’s liquidity, because this reflects all liquid resources available for strategic opportunities including, among others, to invest in the business and continue operating activities. However this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows, prepared in accordance with generally accepted accounting principles in the U.S.

Under GAAP, cash flows from investing activities above would improve by net maturities of investment securities and unrealized gains and losses on investments in the amount of $0.07 million and $3.8 million for the three months ended December 31, 2003 and 2002, respectively, and by $6.2 million and $21.5 million for the twelve months ended December 31, 2003 and 2002, respectively. Also under GAAP, cash and cash equivalents at the beginning and end of the period would be less, as they would exclude short and long-term investments of $9.2 million and $9.1 million, and $19.2 million and $15.3 million for the three months ended December 31, 2003 and 2002, respectively and by $15.3 million and $9.1 million, and $36.8 million and $15.3 million for the twelve months ended December 31, 2003 and 2002, respectively. Cash, cash equivalents, short-term and long-term investments exclude restricted cash.

This press release contains forward-looking statements, including statements regarding the Company’s expectations regarding business development activities and near-term revenue opportunities; the financial statement impact of the significant reduction in SG&A expense and increase in R&D investment; and the Company’s ability to hit its milestones and execute on its strategy. Such forward-looking statements are based on management’s current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Paradigm’s early stage of development, history of net losses, technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Paradigm’s annual report on Form 10-K for the year ended December 31, 2002 and in its quarterly report on Form 10-Q for the quarter ended September 30, 2003, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

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